Exhibit 10.14

February 7, 2005


Mr. Richard Ham Millenium Holding Group, Inc. 12 Winding Road Henderson, NV
89052


Dear Richard:

This Engagement Agreement ("Agreement") confirms the principal terms under which Millenium Holding Group, Inc. ("MNHG" or the "Company") agrees to engage Cochran Edwards and Partners, Inc. ("CEandP"). Under this Agreement, CEandP will assist MNHG with various market awareness and road show matters including, without limitation, the following:

I.   Advisory and Tactical Services:

     1. PROVIDE STRATEGIC ADVICE AND TACTICAL SERVICES AS IT RELATES TO THE COMPANY AND STOCK ACCELERATED GROWTH EFFORTS OF THE COMPANY;
     2. PROVIDE MARKET MAKER AND BROKER-DEALER MARKET AWARENESS ADVISORY AND TACTICAL SERVICES... specifically MNHG's market makers, relevant retail and wholesale market makers and specialists, the Broker-Dealer network who cover OTCBB stocks and all broker-dealers covering the insurance and financial sectors. We will target one-on-one relationships with retail brokers in U.S. and Canada through CEandP's network of investors and S&P's extensive database; and
     3. PROVIDE MARKET MAKER AND BROKER-DEALER ROAD SHOW ADVISORY AND TACTICAL SERVICES... specifically CEandP will organize an extensive presentation on behalf of MNHG for retail brokers, analysts, investment bankers, etc. These presentations will be exclusive for MNHG with Q & A sessions. In addition, we can also setup one-on-one presentations with retail brokers in the targeted database (see attached sample). Throughout 2005, this will be done in cities such as NYC, San Francisco, Atlanta, Boston, Chicago, Denver, San Diego, Los Angeles, Dallas, Seattle, Miami, etc. We will begin preliminary legwork for these cities in Q1 05.

II. In connection with the provision of the foregoing services, CEandP proposes the following compensation arrangement:

     1. Upon Execution of this Agreement, MNHG shall issue a payment in the amount of $5,000 to CEandP.
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     2.   CEandP will purchase for $5,000.00, a customized and updated database of North American Broker-Dealers from Standard & Poors;
     3. Additionally, MNHG will issue to CEandP 25,000 shares of Restricted Stock, $.05 par value per share on the last day of each calendar quarter during the Term of this Agreement, commencing February 7, 2005. MNHG shall deliver to CEandP 25,000 shares of MNHG Restricted Stock upon signing of this agreement; the Shares to be issued shall be subject to the restrictions pursuant to Rule 144 of the Securities Act of 1933 and will have "piggy back" rights of registration; MNHG may elect not to renew the contract for the upcoming month, with thirty
          (30) days prior notification;
     4. All out-of-pocket expenses of CEandP and/or David Cochran (meals, entertainment, travel, etc.) that are related to advisory and tactical services outlined in this Agreement, will be covered by the monthly retainer. Any expenses directly requested by MNHG will be paid by MNHG, but not without the prior written consent of Richard Ham, President of Millenium Holding Group, Inc.

                                         Sincerely,

                                         COCHRAN EDWARDS AND PARTNERS


                                         -------------------------
                                         David A. Cochran
                                         President and CEO

Agreed and accepted this 7th day of February 2005.

Millenium Holding Group, Inc.



------------------------------
By: Richard L. Ham
Its:  President